Press Release

For Immediate Release - May 27, 1998


Raymond Melcher: New President and CEO
The First National Bank of Leesport


Raymond H. Melcher, Jr. has been elected President and Chief
Executive Officer of The First National Bank of Leesport, succeeding
John T. Connelly who has been elected to the post of Chairman of the Board. In making the announcement, Connelly said, "When we began our process to seek a new president, our Board of Directors had as its goal to identify the best person to lead the Bank in the years ahead and I and the Board are convinced we have done that task well. Ray Melcher has an outstanding reputation and record as a banking leader and we are delighted he has joined us."

	Melcher, 46, has been President and CEO of Security National Bank of Pottstown since March 1994. A 1973 graduate of Kutztown University where he received a Bachelor of Arts Degree in Economics, Mr. Melcher also received a Bachelor of Arts Degree from Alvernia College in Banking and Finance in 1978 and a Masters of Business Administration from St. Joseph's University in 1987. In addition, he has completed the Graduate School of Consumer Banking at the University of Virginia and the Advanced Commercial Lending School at New York University.

	Mr. Melcher began his career in 1973 as a marketing representative for American Equipment Leasing Company, Inc. He joined Bank of Pennsylvania as Retail Loan Officer in 1975 and in 1977 moved to National Bank of Boyertown where he rose to Executive Vice President and Director. In 1986 he was elected President and CEO of Pennsylvania National Bank of Pottsville and was elected to the position of Executive Vice President of the bank's holding company, Keystone Financial in 1988. In 1990 he joined Hi-Tech Connections, Inc. of Reading as Executive Vice President and Chief Operating Officer until joining Security National Bank.


	A partial listing of Mr. Melcher's community involvement include:
Past Chairman of the Board of Trustees of the Reading Rehabilitation Hospital Foundation, a member of the Board of Trustees of Kutztown University Foundation, Business Manager of the Wyomissing American
Legion Baseball Team, member of the Board of Directors of the Tri-
County Chamber of Commerce, member of the Board of Directors of the YMCA of Pottstown, Chairman of the Board of the American Red Cross, member of the Board of Directors of Reading Alloys, Inc., and is Campaign Chairman for the 1998 United Way Campaign in Pottstown.

	Mr. Melcher, his wife Diane, and two sons, live in Wyomissing.

	"Ray Melcher brings to us an excellent background in managing both small and mid-sized banks as well as a thorough knowledge of the areas our bank serves. He has a proven record of achievement as a banker who focuses on the needs of customers and providing employees with the tools to deliver the highest level of service and the ultimate in timely response to both consumers and small businesses which are the core of our success over the 89 year history of the Bank," said Connelly. "He will not only maintain the reputation for excellence our staff has worked to achieve, but will build on that reputation and take it to new levels. I am proud of the employees he inherits and equally proud to give them the opportunity to work with a proven professional like Ray
Melcher."